M NO. 6

(2)

REGISTRATION NO: EC/20389

BERMUDA

CERTIFICATE OF INCORPORATION

I hereby in accordance with the provisions of section 14 of the Companies Act, 1981, issue this Certificate of Incorporation and do certify that on the 11th day of January 1995

Marvell Technology Group Ltd.

was registered by me in the Register maintained by me under the provisions of the said section and that the status of the said company is that of a ~~local~~/exempted company.

Given under my hand this 11th day of January 1995

for Registrar of Companies

RC11